EXHIBIT 21

ACME Communications, Inc. Listing of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
ACME Television Holdings, LLC	Delaware
ACME Intermediary Holdings, LLC	Delaware
ACME Television, LLC	Delaware
ACME Television of New Mexico, LLC	Delaware
ACME Television Licenses of New Mexico, LLC	Delaware
ACME Television of Tennessee, LLC	Delaware
ACME Television Licenses of Tennessee, LLC	Delaware
ACME Television of Florida, LLC	Delaware
ACME Television Licenses of Florida, LLC	Delaware
ACME Television of Ohio, LLC	Delaware
ACME Television Licenses of Ohio, LLC	Delaware
ACME Television of Wisconsin, LLC	Delaware
ACME Television Licenses of Wisconsin, LLC	Delaware
ACME Television of Illinois, LLC	Delaware
ACME Television Licenses of Illinois, LLC	Delaware
ACME Television of Madison, LLC	Delaware
ACME Television Licenses of Madison, LLC	Delaware
ACME Television Productions, LLC	Delaware
The Daily Buzz, LLC *	Delaware

*	(50% owned as of December 31, 2006)